SUBSCRIPTION AGENT AGREEMENT


     This SUBSCRIPTION AGENT AGREEMENT (the "Agreement") is made and entered into this ___ day of September, 1997, by and between Vanguard Airlines, Inc., a corporation organized under the laws of Delaware (the "Company") and UMB Bank, N.A., a national banking association organized and existing under the laws of the United States of America, as subscription agent (the "Subscription Agent").

                     W I T N E S S E T H :


     WHEREAS, the Company has outstanding 15,227,857 shares of common stock, $0.001 par value (the "Common Stock") and it desires to offer nontransferable subscription rights to the holders of the Common Stock (the "Subscription Rights"); and

     WHEREAS, the Subscription Rights are to be offered by the Company through a rights offering (the "Rights Offering"), and each holder desiring to exercise such Subscription Rights (the "Applicant") will execute an exercise form attached hereto as EXHIBIT A (the "Exercise Form") with the Company; and

     WHEREAS, in compliance with the terms of the proposed offering set forth in the Rights Offering Prospectus, dated _____________ (the "Prospectus"), the Company will (i) offer each Rights holder the opportunity to subscribe for the purchase of Common Stock (the "Subscription Privilege") and for excess shares, if any (the "Oversubscription Privilege"); and (ii) establish a segregated escrow account with the Subscription Agent (the "Subscription Account") into which subscription application payments (the "Subscription Proceeds") and the Exercise Form (the Subscription Proceeds and the Exercise Form, collectively referred to as the "Subscriptions") will be deposited; and

     WHEREAS, the offering period for Subscriptions will begin on the close of business on the date, October ____, 1997 and will terminate at the close of business on the date November ____, 1997 (the "Offering Period"); and

     WHEREAS, upon the happening of certain conditions enumerated in the Prospectus, the Company shall deliver an affidavit to the Subscription Agent (the "Affidavit") instructing the Subscription Agent to deliver the portion of the Subscription Proceeds to the Company representing the Subscription Privilege and on or after such date a second Affidavit in connection with the portion of the Subscription Privilege related to the Oversubscription Privilege, and following receipt of such instructions to terminate the Subscription Account (the "Closing Date"), which date is to be selected by the Company and to be promptly following the end of the Offering Period; and

     WHEREAS, the Company desires that UMB Bank, N.A. serve as Subscription Agent, and UMB Bank, N. A. has agreed to act as subscription agent in connection with and pursuant to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

     l.   The Company represents and warrants that:

          a) the Company is duly organized under the laws of the state of Delaware and is authorized to do business in and is in good standing with the laws of the state of Missouri;

          b) all corporate action has been taken by the Company and the Company is duly authorized to enter into this Agreement and all other documents related to the transactions described herein;

          c) this Agreement and all other documents related to the transactions described herein have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms; and

          d) the execution, delivery and performance of this Agreement and all other documents related to the transactions described herein by the Company do not and will not breach or violate or cause a default under its charter or by-laws or any provision of any agreement, instrument, judgment, injunction or order applicable to or binding upon the Company.

     2. All Subscriptions received by the Subscription Agent shall be deposited by the Subscription Agent in the Subscription Account. In addition, the Company shall deliver to the Subscription Agent such other information regarding any Applicant as the Subscription Agent may from time to time request in writing. The Subscription Agent shall provide the Company a statement of the assets held and transactions of the Subscription Account as the Company shall from time to time request in writing.

     3. Notwithstanding the provisions of Paragraph 3 hereof, if at any time the Company shall provide written notice to the Subscription Agent that any Exercise Form is invalid or unacceptable, in whole or in part, or that any Exercise Form deposited with the Subscription Agent cannot be lawfully accepted, in whole or in part, the Subscription Agent shall promptly (within not less than ten (10) days) deliver to the Applicant submitting such Subscription, without deduction or interest thereon, the Subscription Proceeds (or portion thereof) which have been rejected.

     4. Upon acceptance of any Exercise Form and the deposit of the related Subscription Proceeds into the Subscription Account, each Applicant shall become a party to and bound by the terms of this Agreement.

     5. Promptly upon the Subscription Agent's receipt of Subscription Proceeds, the Subscription Agent shall proceed to collect upon such payment instrument(s). All such collection efforts shall be subject to the Subscription Agent's usual collection procedures; provided, however, that if any payment instrument at any time delivered to Subscription Agent hereunder shall be returned to Subscription Agent as being uncollectable, Subscription Agent shall attempt a second time to collect such item before returning such item to the Applicant as uncollectable. Subject to the foregoing, Subscription Agent shall promptly give written notice to Company of any uncollected item delivered to Subscription Agent under this Agreement. Subscription Agent shall not be required or have a duty to take legal action to enforce payment of any uncollected item delivered to it under this Agreement. The Subscription Agent shall have no duty or obligation to collect (except for collection in the ordinary course of its banking business) any amounts at any time due in respect of any Subscription, and shall not be responsible for any defaults thereunder or hereunder by any other party, or for the application of any funds received by it from the Applicants after payment of such funds by it to the Company as herein provided. In the event that Subscription Agent shall have disbursed Subscription Proceeds to the Company or returned such monies to the Applicant in accordance with this Agreement with respect to any payment instrument and subsequently it shall be determined that such item shall be uncollectable, the Company shall upon Subscription Agent's demand reimburse it for the amount so disbursed.

     6.   Subscription Agent shall invest all Subscription
Proceeds deposited with it hereunder, and earnings thereon, if any, in Fidelity Treasury Portfolio I money market.

     7. If Subscription Proceeds for not less than ten million Dollars ($10,000,000.00) of Common Stock are received by the Subscription Agent and accepted by the Company, the Subscription Agent, upon receipt of an Affidavit from the Company on or before the termination of the Offering Period verifying: (a) that an aggregate of at least ten million Dollars ($10,000,000.00) of Subscription Proceeds have been delivered to the Subscription Agent and cleared the US banking system; and (b) and all other prerequisites related to the sale and delivery of the Common Stock have been completed, will pay over to the Company the portion of the Subscription Proceeds related to such Affidavit then on deposit in the Subscription Account, together with all interest or other income, if any, earned on such portion of the Subscription Proceeds. In the event that the Affidavit is not received by the Subscription Agent on or before the end of the Offering Period, the Subscription Agent shall pay the Subscription Proceeds without the earnings thereon to the Applicants.

     8. Following payment of the portion of the Subscription Proceeds representing the Subscription Privilege to the Company, the Subscription Agent shall hold the portion of the Subscription Proceeds related to the Oversubscription Privilege, until either the Subscription Agent receives an Affidavit from the Company instructing it to deliver the Oversubscription Privilege for the balance of the common stock available, and if such amount of Common Stock is less than the Subscription Proceeds, on a pro rata basis from each Subscriber and returning the balance without interest or earnings thereon to each Subscriber, or an Affidavit from the Company to return the balance of the Subscription Proceeds to each Subscriber without earnings thereon.

     9. Prior to delivery to the Company of the Subscription Proceeds, the Company shall have no title, right, claim, lien or any other interest in the funds held in escrow hereunder, and such funds shall under no circumstances be available to the Company or its creditors for payment or reimbursement for liabilities or indebtedness.

     10. It is understood and agreed, further, that the Subscription Agent shall:

          a. be under no duty to deliver any Exercise Form, or to pay and transfer any monies hereunder, unless the same shall have been first received by the Subscription Agent pursuant to the provisions of this Agreement;

          b. be under no duty to enforce payment of any Exercise Form which is to be paid to and held by it hereunder;

          c. be under no duty to accept any information from any person or entity other than the Company, or their designated agents, and then only to the extent and in the manner expressly provided for in this Agreement;

          d. act hereunder as a depository only and be protected in acting upon any Exercise Form and the information contained therein without responsibility to determine the validity or sufficiency of the same, and be protected in acting upon any other notice, opinion, request, certificate, approval, consent or other paper delivered to it and represented to it to be genuine and to be signed by the proper party or parties;

          e. be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is in writing, signed by any one of its authorized officers and (i) mailed, by registered or certified mail, postage prepaid, or (ii) by hand delivery, in a sealed wrapper, addressed to the Company (with a copy mailed to the Company at the address set forth in Paragraph 11 hereof) and manually receipted for by the Company;

          f. be indemnified and held harmless by the Company against any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss, liability, cost, suit or expense, including attorneys' fees and expenses in connection with defending itself against any claim of liability it may sustain in carrying out the terms of this Agreement except such claims which are occasioned by its gross negligence or willful misconduct;

          g. have no liability or duty to inquire into the terms and conditions of the Rights Offering, or any of the exhibits annexed thereto, and that its duties and responsibilities shall be limited to those expressly set forth under this Agreement and are purely ministerial in nature;

          h. be permitted to consult with counsel of its choice, including in-house counsel, and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the advice of such counsel, provided, however, that nothing contained in this Subparagraph h, nor any action taken by the Subscription Agent, or of any such counsel, shall relieve the Subscription Agent from liability for any claims which are occasioned by its gross negligence or willful misconduct, all as provided in Subparagraph f above;

          i. not be bound by any amendment or revocation of this Agreement, unless the same shall be in writing and signed by all of the parties to this Agreement;

          j. be entitled to refrain from taking any action other than to keep all property held by it in escrow hereunder until it shall be directed otherwise in writing by the Company, or by a final judgment by a court of competent jurisdiction, provided that if it shall be uncertain as to its duties and rights hereunder (including, without limitation, the receipt of conflicting instructions or directions from any of the parties hereto or any third parties);

          k. have no liability for following the instructions herein contained or expressly provided for, or written instructions given by, the Company;

          l. have the right, at any time, to resign hereunder by giving written notice of its resignation to the Company at their address as set forth in Paragraph 11 hereof, at least thirty (30) days before the date specified for such resignation to take effect, and upon the effective date of such resignation:

               (i)  all cash and other funds and all other
          property then held by the Subscription Agent hereunder shall be delivered by it to such successor Subscription
          Agent as may be designated in writing by the Company, whereupon the Subscription Agent's obligations hereunder shall cease and terminate;

               (ii) if no such successor Subscription Agent has been designated by such date, all obligations of the Subscription Agent hereunder shall, nevertheless, cease and terminate, and the Subscription Agent's sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction; yet, if no such designation, order or judgment is received by Subscription Agent within thirty (30) days after its giving such resignation notice, it is unconditionally and irrevocably authorized and empowered to petition a court of competent jurisdiction for directions.

          m. be reimbursed by the Company upon its request for all reasonable costs, fees, charges, expenses, disbursements and advances (including , but not limited to, acceptance and administration fees and expenses as provided in Exhibit B hereto, as well as legal, consultant and advisor fees and charges) incurred or made by it in accordance with any provision of this Agreement, or as a result of the acceptance of this Agreement.

     11. All deliveries and notices to the Subscription Agent shall be effective upon receipt by the Subscription Agent, if in writing and shall be sent or delivered to:

          UMB Bank, N.A.
          Corporate Trust Department
          928 Grand Blvd.
          Kansas City, MO  64106
          Attn:  K. Scott Mathews

          Any notice given on behalf of the Company shall be signed by one or more of the officers of the Company and such notice shall be sufficient for all purposes hereunder, including any notice given hereunder to pay over to the Company the Subscription Proceeds then held in the Subscription Account pursuant to this Agreement.

          All deliveries and notices hereunder to the Company shall be in writing and shall be sent or delivered to:

          Vanguard Airlines, Inc.
          7000 Squibb Rd., 3rd Floor
          Mission, KS  66202
          Attn:  Rights Offering Department

     12. Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim. This Agreement shall be construed in accordance with the laws of the State of Missouri and may be amended or revised only by a writing executed by the parties hereto.

     13. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions, or in all cases because it confilicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatever.

     The invalidity of any one or more phrases, sentences, clauses or Sections in this Agreement shall not affect the remaining portions of this Agreement or any part thereof.

     IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto as of the day and year first above written.



                              VANGUARD AIRLINES, INC.,
                              Company


                              By: ___________________________
                              Title __________________________



                              UMB BANK, N.A., as Subscription Agent


                              By: ___________________________
                              Title __________________________

                           EXHIBIT A

                           EXHIBIT B



     Acceptance Fee
          review Subscription Agent Agreement ($110.00 per hour)

     Annual Fee
          establish and maintain account               $500.00

     Transaction Fees
          (a)  per subscriber deposit                     5.00
          (b)  per subscriber interest payment           10.00
          (c)  per subscriber subscription rejection     10.00
          (d)  per returned check  10.00
          (e)  per Form 1099 (Int., B or Misc.)           2.00


In addition to the specified fees, all expenses related to the administration of the Agreement and the Subscription Account (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable. The acceptance and annual fee will be payable by Vanguard Airlines, Inc. at the termination of the escrow. Other fees and expenses will be billed as incurred or at the termination of the escrow.